Exhibit 10.33

AMENDMENT TO

2014 STOCK OPTION/STOCK ISSUANCE PLAN

This Amendment (this “Amendment”), dated as of April 27, 2017 (the “Effective Date”), hereby amends that certain Veritone, Inc. 2014 Stock Option/Stock Issuance Plan (the “Plan”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

WHEREAS, the Board of Directors of Veritone, Inc., a Delaware corporation (the “Corporation”) approved the amendments to the Plan set forth below to increase the authorized shares available for issuance under the Plan, which amendments were subsequently approved by the Corporation’s stockholders on April 27, 2017;

NOW, THEREFORE, BE IT RESOLVED:

1.	Section V. A. of Article One of the Plan is hereby amended and restated in its entirety as follows:

A.	The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed Four Million Four Hundred Fifty Thousand Five Hundred Eighty-Five (4,450,585) shares, subject to adjustment from time to time pursuant to Section V. D. of this Article One.

2.	Amendment to Section V. C. of Article One of the Plan is hereby amended and restated in its entirety as follows:

C.	The maximum number of shares of Common Stock which may be issued under the Plan pursuant to Incentive Options shall not exceed Four Million Four Hundred Fifty Thousand Five Hundred Eighty-Five (4,450,585) shares in the aggregate, subject to adjustment from time to time pursuant to the provisions of Section V. D. of this Article One.

3.	Except as amended hereby, the Plan shall remain in full force and effect.